Rule 424(b)(3) Registration No. 333-125275

FPL GROUP, INC.

Supplement No. 1 dated July 27, 2005
to Prospectus dated June 20, 2005

        This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2005, which is to be delivered with this prospectus supplement.

        The prospectus of FPL Group, Inc., dated June 20, 2005, relating to our common stock is hereby supplemented as follows:

  1.
  Selling Shareholders.

        The following table sets forth, as of July 22, 2005, certain information with respect to the ownership of our common stock by the selling shareholders, and supersedes the table set forth on page 6 of the prospectus.

			Common Stock Owned After Offering is Complete
	Number of Shares of Common Stock Owned Before Offering
Name of Selling Shareholder		Number of Shares of Common Stock Offered	Number of Shares	Percentage
Perry Partners LP(1)	42,184	12,655	42,184	*
Perry Partners International, Inc.(1)	116,391	34,917	116,391	*
Auda Classic PLC(1)	1,214	364	1,214	*
Corsair Capital Partners, L.P.	114,818	14,526	100,292	*
Corsair Capital Investors, Ltd.	15,329	1,942	13,387	*
Corsair Capital Partners 100, L.P.	4,763	573	4,190	*
Corsair Long Short International, Ltd.	5,201	618	4,583	*
ZLP Master Opportunity Fund, Ltd.	76,531	17,661	58,870	*
Robert L. Brewton	3,061	706	2,355	*
Crown Financial, LLC	5,247	1,211	4,036	*
Reid Ferrell Friedman	504	504	0	*
Barry Gomel	1,177	504	673	*
Nater Limited Partnership	1,446	605	841	*
J. W. Rogers	3,061	706	2,355	*
Solmirog Ltd. Partnership	2,623	605	2,018	*
Sonz Interests, L.P.	874	201	673	*
Alexander L. & Linda Cappello 2001 Family Trust	6,805	6,805	0	*
Robert & Ellen Deutschman Family Trust	40,376	39,535	841	*
Pompan Family Trust U.A.D. 4-4-98	15,979	15,979	0	*
Sean Kelly	2,523	2,523	0	*
David Barnes	841	841	0	*
Larry Kim	841	841	0	*
Peter Janda	336	336	0	*
Kyle Messman	336	336	0	*
Benjamin Fox	84	84	0	*
Yvonne Briggs	784	784	0	*
Frank K. Colen	1,934	1,934	0	*
Cory Dorzek	672	672	0	*
Chris Hagar	1,934	1,934	0	*
Highbridge/Zwirn Special Opportunities Fund, L.P.	25,230	25,230	0	*
Andrew Kaminsky	168	168	0	*
Zubin Mory	84	84	0	*
Oppenheimer & Co. Inc.	12,053	12,053	0	*
Prospect Street Ventures Ltd.	4,205	4,205	0	*
Prospect Street Energy LLC	16,820	16,820	0	*
Darrell Rosenthal	2,678	2,678	0	*
Stanley B. Stern	168	168	0	*
Henry P. Williams	6,307	6,307	0	*
Neil M. Leibman (3)	649,661	3,083	646,578	*
Don Aron (4)	50,179	3,083	47,096	*
Stuart C. Gaylor (5)	22,650	3,083	19,567	*
Robert C. Orr (6)	16,539	3,083	13,456	*

*
Less than 1%

S-1

(1)
The shares of this shareholder offered hereby are issuable pursuant to warrants that are not exercisable within 60 days of June 20, 2005 and, accordingly, have not been included in the number of shares owned before the offering.
(2)
Recipient of warrants originally issued by Gexa Corp. to Cappello Capital Corp. ("Cappello"), which warrants were distributed by Cappello to certain of its employees and affiliates.
(3)
Mr. Leibman is the President of Gexa Corp. ("Gexa"), which has become an indirect, wholly-owned subsidiary of FPL Group as a result of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of March 28, 2005, among FPL Group, certain of its subsidiaries and Gexa. Shares beneficially owned by Mr. Leibman include 75,690 shares that may be acquired upon exercise of currently exercisable options, 3,083 shares which may be acquired upon exercise of a currently exercisable warrant (which shares are offered hereby) and 6,728 shares owned by Mr. Leibman's minor children for which he disclaims beneficial ownership.
(4)
Mr. Aron is a former director of Gexa and resigned such position upon completion of the Merger. Shares beneficially owned by Mr. Aron include 3,083 shares that may be acquired upon exercise of certain common stock warrants (which shares are offered hereby) and 16,820 shares that may be acquired upon exercise of currently exercisable options.
(5)
Mr. Gaylor is a former director of Gexa and resigned such position upon completion of the Merger. Shares beneficially owned by Mr. Gaylor include 3,083 shares that may be acquired upon exercise of a common stock warrant (which shares are offered hereby) and 16,820 shares that may be acquired upon exercise of currently exercisable options.
(6)
Mr. Orr is a former director of Gexa and resigned such position upon completion of the Merger. Shares beneficially owned by Mr. Orr include 3,083 shares that may be acquired upon exercise of a common stock warrant (which shares are offered hereby) and 16,820 shares that may be acquired upon exercise of currently exercisable options.

S-2